Exhibit 8.1

June 15, 2018

Invesco Capital Management LLC

as Managing Owner of Invesco DB US Dollar Index Trust and

Invesco DB US Dollar Index Bullish Fund

3500 Lacey Road, Suite 700

Downers Grove, Illinois 60515

RE:	Prospectus filed with the Securities and Exchange Commission on June 15, 2018 pursuant to the Invesco DB US Dollar Index Bullish Fund Registration Statement on Form S-3 filed with the Securities and Exchange Commission on June 15, 2018.

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Prospectus dated June 15, 2018, contained in the registration statement of Form S-3 filed with the Commission on June 15, 2018, (the “Prospectus”) (including the Prospectus, and any amendments thereto and all documents incorporated and deemed to be incorporated by reference therein, (the “Registration Statement”), of the Invesco DB US Dollar Index Bullish Fund (formerly, PowerShares DB US Dollar Index Bullish Fund) (the “Fund”), which is a series of the Invesco DB US Dollar Index Trust (formerly, PowerShares DB US Dollar Index Trust) (the “Trust”), a Delaware statutory trust organized on August 3, 2006.

We have reviewed such documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion. Based upon the foregoing, we hereby confirm our opinion contained under the heading “Material U.S. Federal Income Tax Considerations” in the Prospectus that the Fund will be classified as a partnership for U.S. federal income tax purposes.

We also advise you that the tax discussion under the captions “Risk Factors – Tax Risks,” “Summary – U.S. Federal Income Tax Considerations,” and “Material U.S. Federal Income Tax Considerations” in the Prospectus correctly describes the material aspects of the U.S. federal income tax treatment to a United States individual taxpayer, as of the date hereof, of an investment in the Fund.

Invesco Capital Management LLC

June 15, 2018

Our opinion represents our best legal judgment with respect to the proper U.S. federal income tax treatment of the Fund and United States individual taxpayers investing in the Fund, based on the materials reviewed. Our opinion assumes the accuracy of the facts as represented in documents reviewed or as described to us and could be affected if any of the facts as so represented or described are inaccurate. For purposes of our opinion, we have expressly relied on the representations made to us by an officer of the managing owner of the Fund, which we have assumed are correct and complete in all respects.

Our opinion is based on the Internal Revenue Code of 1986, as amended, the Treasury Regulations thereunder, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances, our opinion expressed may become inapplicable. It is possible that any such change could be retroactive in its application to the Fund.

We hereby consent to the filing of our opinion as Exhibit 8.1 to the Registration Statement and to the use our firm name under the caption “Material U.S. Federal Income Tax Considerations” of the Prospectus in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP